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                                                                    EXHIBIT 4.21

                          SIXTH SUPPLEMENTAL INDENTURE

     SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of October 15, 1998, among Von Hoffmann Press, Inc., a Delaware corporation (the "Company"), Mid-Missouri Graphics, Inc., a Delaware corporation, One Thousand Realty & Investment Company, a Delaware Corporation, and Marine Midland Bank, as trustee under the indenture referred to below (the "Trustee"). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).

                               W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of May 22, 1997, providing for the issuance of an aggregate principal amount of $100,000,000 of 10 3/8% Senior Subordinated Notes due 2007 (the "Notes");

     WHEREAS, each of Mid-Missouri Graphics, Inc., a Missouri corporation ("MMG Missouri"), and One thousand Realty & Investment Company, a Missouri corporation ("One thousand Missouri"), is a Guarantor under the Indenture;

     WHEREAS, on October 15, 1998, MMG Missouri merged with and into Mid-Missouri Graphics, Inc., a Delaware corporation and, prior to such merger, a wholly-owned subsidiary of MMG Missouri ("MMG Delaware"), with MMG Delaware as the surviving corporation of such merger;

     WHEREAS, on October 15, 1998, One Thousand Missouri merged with and into One Thousand Realty & Investment Company, a Delaware corporation and, prior to such merger, a wholly-owned subsidiary of One Thousand Missouri ("One Thousand Delaware"), with One Thousand Delaware as the surviving corporation of such merger;

     WHEREAS, Article 11 of the Indenture provides that under certain circumstances the Company may or must cause certain of its subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiaries shall unconditionally guarantee all of the Company's Obligations under the Notes pursuant to a Notes Guarantee on the terms and conditions set forth herein; and

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     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, MMG Delaware, One Thousand Delaware and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. AGREEMENT TO NOTES GUARANTEE. Each of MMG Delaware and One Thousand Delaware hereby agrees to assume all of the Obligations of MMG Missouri and One Thousand Missouri, respectively, as a Guarantor and, as such, agrees, jointly and severally with all other Guarantors, to guarantee the Company's Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

     3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, shareholder or agent of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Notes Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

     4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

     5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

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     7.   THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the Company, MMG Delaware and One Thousand Delaware.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.


Dated: October 15, 1998              VON HOFFMANN PRESS, INC.


                                     By: /s/ Robert A. Uhlenhop
                                        ----------------------------------------
                                        Robert A. Uhlenhop
                                        President and
                                        Chief Executive
                                        Officer


Dated: October 15, 1998              MID-MISSOURI GRAPHICS, INC.


                                     By: /s/ Robert A. Uhlenhop
                                        ----------------------------------------
                                        Robert A. Uhlenhop
                                        President


Dated: October 15, 1998              ONE THOUSAND REALTY &
                                       INVESTMENT COMPANY


                                     By: /s/ Robert A. Uhlenhop
                                        ----------------------------------------
                                        Robert A. Uhlenhop
                                        President


Dated: October 15, 1998              MARINE MIDLAND BANK,
                                        as Trustee


                                     By: /s/ Marcia Markowski
                                        ----------------------------------------
                                        Name:  Marcia Markowski
                                        Title: Assistant Vice President

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